Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $0.02 per share, of National Holdings Corporation, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: September 17, 2020

Sphinx Trading, LP

By:	Oakmont Investments, LLC, its general partner

By:	/s/ Daniel Asher
	Name:	Daniel Asher
	Title:	President

Oakmont Investments, LLC

By:	/s/ Daniel Asher
	Name:	Daniel Asher
	Title:	President

Equitec Proprietary Markets, LLC

By:	/s/ Daniel Asher
	Name:	Daniel Asher
	Title:	Authorized Signatory

/s/ Daniel Asher
Daniel Asher